EXHIBIT 2.5

FIRST AMENDMENT TO INTEREST PURCHASE AGREEMENT
This First Amendment to Interest Purchase Agreement (this “Amendment”) is entered into as of February 15, 2017, by and among Energy 11 Operating Company, LLC, a Delaware limited liability company (“Buyer”), Kaiser-Whiting, LLC, an Oklahoma limited liability company (“Target”), and the Persons who are the owners of all the limited liability company interests in Target (the “Sellers”, and together, with Target, the “Owners”). Buyer and Owners are referred to collectively herein as the “Parties.”  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the hereinafter defined Agreement.
WHEREAS, the Parties entered into that certain Interest Purchase Agreement dated as of January 4, 2017 (the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
1.01.          Amendment to Section 2.06.  Section 2.06 of the Agreement is hereby deleted in its entirety and replaced with the following:
(a)             Within 120 days after the Closing Date (provided, however, and notwithstanding the foregoing, not before ninety (90) days after the Closing Date), Seller Representative will prepare and deliver to Buyer, in accordance with this Agreement, a proposed statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price to be made pursuant to Section 2.04 (including, but not counting twice the interim adjustments to the Purchase Price pursuant to Section 2.06(b)), along with supporting documentation reasonably necessary to support Sellers’ calculations and all back up invoices, statements and other materials, and the resulting final Purchase Price (as such final Purchase Price is agreed by Buyer and Seller Representative or determined pursuant to this Section 2.06, the “Final Purchase Price”).  Within 30 days after receipt of the preliminary Final Settlement Statement, Buyer shall return a written report containing any proposed changes to the preliminary Final Settlement Statement (a “Dispute Notice”) and/or request additional supporting documentation or information.  Buyer and Seller Representative agree to use commercially reasonable efforts to finalize such post-Closing adjustments no later than 180 days after the Closing Date (the date such agreement is made or such adjustments are otherwise determined pursuant to this Section 2.06, the “Final Settlement Date”).  In the event that (i) the Closing Purchase Price, as determined pursuant to Section 2.05, is more than the Final Purchase Price, within two Business Days after the Final Settlement Date, Sellers shall pay to Buyer the amount of such difference, or (ii) the Closing Purchase Price, as determined pursuant to Section 2.05, is less than the Final Purchase Price, within two Business Days after the Final Settlement Date, Buyer shall pay to Sellers the amount of such difference, in either event by wire transfer or other immediately available funds to the account notified by Seller Representative or Buyer, as the case may be.  If Seller Representative and Buyer are unable to resolve the matters addressed in the Dispute Notice within 210 days after the Closing Date, each of Buyer and Seller Representative shall, within ten Business Days after such deadline, summarize its position with regard to such dispute in a written document of 20 pages or less (exclusive of exhibits) and submit such summaries to a nationally or internationally recognized accounting firm with expertise in the oil and gas industry and that is otherwise reasonably acceptable to and mutually accepted by Buyer and Seller Representative, but who has not worked as an employee or outside counsel or consultant for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute, (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within 30 days after receiving Buyer’s and Seller Representative’s respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller Representative’s position or Buyer’s position with respect to each matter addressed in the Parties’ respective submissions, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Sellers and Buyer.  The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by Sellers. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific Final Purchase Price dispute presented to it, shall be limited to the procedures set forth in this Section 2.06, shall not have the powers of an arbitrator, shall not consider any other disputes or matters, and may not award damages, interest, costs, attorney’s fees, expenses or penalties to any Party.
(b)             Notwithstanding the above, Sellers will remit, or cause to be remitted, to Buyer all items of revenue, net of expenses, that Nominee or Target receive from Whiting Oil and Gas Corporation and Slawson Exploration Company, Inc. as respects the items set forth in the Nominee ABOS and/or the Company ABOS and attributable to the period from and after the Effective Time, together with summary of such items of revenue and expenses, within ten (10) business days after each receipt thereof.
1.02.          Effect of Amendment.  This Amendment shall be deemed incorporated into and made a part of the Agreement and shall be effective as of the date hereof.  The provisions of this Amendment shall constitute an amendment to the Agreement, and to the extent that any term of provision of this Amendment may be deemed expressly inconsistent with any term or provision in the Agreement, this Amendment shall govern and control.  Except as expressly stated herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed in all respects, and the Agreement is and shall be unchanged and remains in full force and effect.
1.03.          Severability.  In the event any provision of this Amendment, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Amendment, and the application of such provision to Persons or circumstances other than  those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by Law.
1.04.          Headings.  The Article and Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

1.05.          Governing Law.  This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Oklahoma (without regard to or application of any conflict of laws principles).
1.06.          Counterparts.  This Amendment may be executed in one or more counterparts (including by means of facsimile or digitized transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.  The execution and delivery of this Amendment by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.
  BUYER:                                                     ENERGY 11 OPERATING COMPANY, LLC

      By        /s/ Anthony F. Keating, III
      Name:  Anthony F. Keating, III
      Title:    Co-Chief Operating Officer

Buyer Signature Page to First Amendment to Interest Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:                                                     SELLER REPRESENTATIVE (in its capacity as attorney
      in-fact for each of the Sellers)

                   /s/ Don P. Millican
      Name:  Don P. Millican

TARGET:                                                    KAISER-WHITING, LLC
      By Kaiser-Francis Management Company, L.L.C., its Manager

                   /s/ Don P. Millican
      Name:  Don P. Millican
      Title:    President

Sellers and Target Signature Page to First Amendment to Interest Purchase Agreement